SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

March 29, 2004

Date of report (Date of earliest event reported)

MATRIA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20619	58-2205984
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 Parkway Place
Marietta, GA 30067
(Address of principal executive offices)

(770) 767-4500
(Registrant’s telephone number, including area code)

SIGNATURE
EXHIBIT INDEX
EX-99.1 PRESS RELEASE DATED MARCH 29. 2004

Item 5. Other Information and Required FD Disclosure

     On March 29, 2004, Matria Healthcare, Inc. (the “Company”) issued a press release announcing the terms of its tender offer and consent and waiver solicitation relating to all of the Company’s outstanding 11% Series B Senior Notes due 2008 (the “Notes”). In connection with the tender offer, the Company is soliciting (i) consents to amend the Indenture governing the Notes to eliminate substantially all of the restrictive covenants contained in the Indenture as well as certain events of default and other related provisions (the “Proposed Amendments”) and (ii) waivers to permit the Company, prior to the consummation of the tender offer, to incur additional indebtedness of up to $150 million to purchase the Notes in the tender offer (the “Waiver”).

     The tender offer consideration to be paid for each validly tendered Note will be based upon a fixed spread of 0.50% over the yield to maturity on the 1.625% U.S. Treasury Note due April 30, 2005. The Company will also pay a consent fee of $20 per $1,000 principal amount of the Notes for properly delivered consents. Using the fixed spread formula, the purchase price for the notes will be set no later than two full business days prior to the expiration date of the tender offer. There is presently $122,000,000 in principal amount of Notes outstanding.

     The tender offer expires at 12:00 noon, New York City time, on April 27, 2004, unless extended (the “Expiration Date”). The consent solicitation expires at 9:00 a.m., New York City time, on April 13, 2004, unless extended (the “Consent Date”). Holders who tender their Notes after the Consent Date will not be entitled to receive the consent fee.

     A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information, and Exhibits

(a)	Not applicable

(b)	Not applicable.

(c)	Exhibits.

          99.1    Press Release of the Company, issued March 29, 2004, Announcing Terms of Tender Offer and Consent and Waiver Solicitation of its 11% Senior Notes due 2008.

Item 9.	Regulation FD Disclosure

     On March 29, 2004, the Company announced revised profit expectations for the first quarter ending March 31, 2004 and reaffirmed its previous guidance for the year ending December 31, 2004. The Company expects revenues for the first quarter of 2004 to continue to be in the range of $87 million to $89 million and revised earnings per share are expected to be in the range of $0.08 to $0.12. For the year ending December 31, 2004, the Company reaffirmed its previous guidance that it expects revenues to be in the range of $375 million to $386 million and earnings per share in the range of $1.00 to $1.15. This guidance excludes any impact of any financing to be undertaken by the Company in connection with the purchase of the Notes in the tender offer. These results are preliminary and actual results may differ from those expressed in this report. If the refinancing is completed, the Company intends to provide updated guidance based on the anticipated impact of the transactions. As previously announced, the Company will provide second quarter 2004 guidance in connection with its announcement of first quarter results on April 23, 2004.

     The revision to the Company’s first quarter of 2004 guidance is a result of weak operating performance of the Company’s Women’s and Children’s Health business segment. The expected shortfall in that segment’s first quarter 2004 revenues and operating profit was due principally to a seasonal decline in patient census that was greater than had occurred in previous years. In addition, the Women’s and Children’s Health segment’s first quarter results are being affected by a shift in product mix toward lower margin services and lower pricing on a few major contracts. The Company’s Health Enhancement business segment’s performance for the first quarter is expected to meet or exceed its forecast primarily driven by the rapid growth of its disease management business.

     The Company’s management team will hold a conference call to discuss the updated guidance and the tender offer on March 30, 2004 at 10:00 a.m. (Eastern time). A listen-only simulcast, as well as a replay, of the conference call will be available online at the Company’s website at www.matria.com or at www.fulldisclosure.com.

     The information set forth under this Item 9 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIA HEALTHCARE, INC.

	By:	/s/ Parker H. Petit Parker H. Petit Chairman and Chief Executive Officer

Date: March 29, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
99.1	Press Release of the Company, issued March 29, 2004, Announcing Terms of Tender Offer and Consent and Waiver Solicitation of its 11% Senior Notes due 2008.